Exhibit 99.1

NovaDel Comments on Delay in Zensana™ Launch,

as Announced by Hana BioSciences

Flemington, NJ - February 20, 2007 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments for serious diseases, today announced that its licensee, Hana Biosciences, has notified the Company that ongoing scale-up and stability experiments indicate that there is a need to make adjustments to the formulation and/or manufacturing process, and that there is likely to be a delay in the commercial launch of Zensana™. Zensana™ is an oral spray formulation of ondansetron that is indicated for the prevention of chemotherapy-and radiation-induced and post-operative nausea and vomiting. Hana licensed from NovaDel exclusive North American rights to market ondansetron delivered through NovaDel’s proprietary oral spray delivery technology, and in connection with that agreement assumed full responsibility for all clinical, regulatory and manufacturing activities for Zensana™.

“NovaDel is disappointed to learn of the likely delay in Hana’s commercial launch of Zensana™. It will require us to adjust our near-term expectations of royalty and milestone revenues from this licensed program. However, this development has no impact on our financial ability to complete the exciting clinical and regulatory activities planned for 2007,” commented Jan Egberts, MD, President and CEO of NovaDel. “We also believe that the ondansetron manufacturing issue is not indicative of NovaDel’s ability to successfully scale up manufacturing of our other late-stage candidates.”

ABOUT ZENSANA(tm) (ONDANSETRON HCl) ORAL SPRAY

Zensana™ (ondansetron HCl) Oral Spray is the first oral spray 5-HT3 antagonist that conveniently delivers full metered doses of ondansetron faster than tablets, potentially allowing patients to gain and maintain protection from chemotherapy-, radiation- and post-operatively induced nausea and vomiting. Ondansetron, a selective blocking agent of the hormone serotonin, is an FDA-approved active ingredient that is commonly used in tablet form to prevent chemotherapy- and radiation-induced and post-operative nausea and vomiting. Many patients receiving chemo and radiation therapy experience discomfort or difficulty swallowing. Hana Biosciences completed clinical trials of Zensana™ related to bioequivalence and bioavailability in early 2006 and filed its NDA under Section 505(b)(2) of the Food, Drug and Cosmetic Act. A 505(b)(2) form of registration relies on data in previously approved NDAs and published literature. The NDA was accepted by the FDA for review in late August 2006.

ABOUT NOVADEL PHARMA INC.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:

Mike Spicer	Kari Watson
908/782-3431, ext. 2550	508/647-0209
NovaDel Pharma Inc.	MacDougall Biomedical Communications
mspicer@novadel.com	kwatson@macbiocom.com